UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION STATEMENT

Reg. §240.14c-101

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

x	Preliminary Information Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
Definitive Information Statement

MEDINA INTERNATIONAL HOLDINGS, INC.

 (Name of Registrant as Specified In Its Charter)

Not Applicable

 (Name of Person(s) Filing Information Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

x	No fee required.
Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/_/ Fee paid previously with preliminary materials.

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

  MEDINA INTERNATIONAL HOLDINGS, INC.

5805 State Bridge Road, Suite G-328

 Duluth, Georgia 30097

NOTICE OF ACTION TO BE TAKEN BY

THE SHAREHOLDERS

June __, 2016

To The Shareholders of Medina International Holdings, Inc.:

This information statement is being provided on behalf of the board of directors (the "Board") of Medina International Holdings, Inc. (the "Company") to record holders of shares of our common stock ("Shareholders") as of the close of business on the record date of June __, 2016.  This information statement provides notice that the Board has recommended, and holders of a majority of the voting power of our outstanding common stock have voted, to approve the following items:

Proposal #1: To authorize a reverse split of the common stock issued and outstanding on a one new share for ten (10) old shares basis.  Fractional shares will be rounded to the next whole share. (This action requires an amendment to the Articles of Incorporation and the approval of the Financial Industry Regulatory Authority ("FINRA")).

Proposal #2: To authorize the Board of Directors to change the name of the corporation to Medical Innovation Holdings, Inc. (This Action requires an Amendment to the Articles of Incorporation and the approval of the Financial Industry Regulatory Authority ("FINRA")

This information statement describes, in more detail, the actions being taken and the circumstances surrounding the Board's recommendation of the actions.

The actions for Proposals #1 will become effective on an effective date at least 20 days after the mailing of this Information Statement to shareholders and as of the filing of an amendment to the Company's Articles of Incorporation with the Secretary of State of Colorado and the approval of FINRA.

The actions for Proposal #2 will become effective upon the filing of the amendment to the Company's Articles of Incorporation with the Secretary of State of Colorado, and approval by the Financial Industry Regulatory Authority on an effective date al least 20 days after the date of mailing this Information Statement to shareholders.

The Company will bear the expenses relating to this information statement, including expenses in connection with preparing and mailing this information statement and all documents that now accompany or may in the future supplement it.

Only one information statement is being delivered to multiple shareholders sharing an address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a shareholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to the Company's principal executive offices stating your name, your shared address and the address to which the Company should direct the additional copy of the information statement or by calling the Company's principal executive offices. If multiple shareholders sharing an address have received one copy of this information statement and would prefer the Company mail each shareholder a separate copy of future mailings, you may send notification to or call the Company's principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to the Company's principal executive offices.

The information statement is being provided to you for informational purposes only. Your vote is not required to approve the actions described above. This information statement does not relate to an annual meeting or special meeting in lieu of an annual meeting. You are not being asked to send a proxy and you are requested not to send one. The approximate mailing date of this information statement is June __, 2016.

We appreciate your continued interest in Medina International Holdings, Inc.

Very truly yours,

/s/   Arturo "Jake" Sanchez

Arturo "Jake" Sanchez,

Chief Executive Officer

MEDINA INTERNATIONAL HOLDINGS, INC.

5805 State Bridge Road, Suite G-328

 Duluth, Georgia 30097

June __, 2016

The Board of the Company determined that it was in the best interest of the Company and its shareholders to take the following actions:

Proposal #1: To authorize a reverse split of the common stock issued and outstanding on a one new share for ten (10) old shares basis.  Fractional shares will be rounded to the next whole share. (This action requires an amendment to the Articles of Incorporation and the approval of the Financial Industry Regulatory Authority ("FINRA")).

Proposal #2: To authorize the Board of Directors to change the name of the corporation to Medical Innovation Holdings, Inc. (This Action requires an Amendment to the Articles of Incorporation and the approval of the Financial Industry Regulatory Authority ("FINRA"))

THE COMPANY AND THE PROPOSALS

The Company has its executive offices at 5805 State Bridge Road, Suite G-328, Duluth, Georgia 30097, and its telephone number is (866) 883-3793.

Additional information regarding the Company, its business, its stock, and its financial condition are included in the Company's Form 10-K annual report and its Form 10-Q quarterly reports. Copies of the Company's Form 10-Q for its quarter ending January 31, 2015, as well as the Company's Form 10-K for April 30, 2015 are available upon request to: Arturo "Jake" Sanchez, Chief Executive Officer, Medina International Holdings, Inc., 5805 State Bridge Road, Suite G-328, Duluth, Georgia 30097.

The Annual Report on Form 10-K for the year ended April 30, 2015, and any reports on Form 8-K and 10-Q filed by Medina International Holdings, Inc. during the past year with the Securities and Exchange Commission may be viewed on the Securities and Exchange Commission's website at www.sec.gov in the Edgar Archives. Medina International Holdings, Inc. is presently current in the filing of all reports required to be filed by it. See the caption Additional Information, below.

The Majority Shareholders of Medina International Holdings, Inc. submitted its written consent to the shareholder resolutions described in this Information Statement on or about June __, 2016, to be effective on or about June __, 2016.   As of June __, 2016, the Majority Shareholders hold of record 298,000,000 shares of the Company's Common Stock as of June __, 2016, the voting rights of the Majority Shareholders were equal to 84.86% of the total voting rights.    The remaining outstanding shares of common stock are held by approximately ___ other shareholders of record.

The Company is not soliciting consents or proxies and shareholders have no obligation to submit either of them. Whether or not shareholders submit consents should not affect their rights as shareholders or the prospects of the proposed shareholder resolutions being adopted. The Majority Shareholders have consented to all of the shareholder resolutions described in this Information Statement by a written consent. The affirmative vote of the holder of a majority of the outstanding common stock of the Company is required to adopt the proposal described in this Information Statement. Colorado law does not require that the proposed transaction be approved by a majority of the disinterested shareholders.

The Majority stockholders submitted their written consent to the shareholder resolutions described in this Information Statement on or about June __, 2016, to be effective upon the filing of an amendment to our Articles of Incorporation with the Secretary of State and approval from FINRA. As of June __, 2016, the Majority Stockholders of record held 298,000,000 shares of the Company's common stock and representing the voting equivalent of 84.86% of the voting common stock.  The Majority stockholders are OB Holdings, LLC and Elk Health Holdings, LLC.

PROPOSALS ADOPTED BY SHAREHOLDER ACTION BY WRITTEN CONSENT

PROPOSAL #1:

TO AUTHORIZE A REVERSE SPLIT OF THE COMMON STOCK ISSUED AND OUTSTANDING ON A ONE NEW SHARE FOR TEN OLD SHARES BASIS.  FRACTIONAL SHARES WILL BE ROUNDED UP TO THE NEXT WHOLE SHARE (THIS ACTION REQUIRES AN AMENDMENT TO THE ARTICLES OF INCORPORATION AND THE APPROVAL OF THE FINANCIAL INDUSTRY REGULATORY AUTHORITY ("FINRA")).

To authorize a reverse split of the common stock issued and outstanding on a one new share for ten old shares basis.   Fractional shares will be redeemed at closing market price on the date prior to effective date of the reverse split. (This action requires an amendment to the Articles of Incorporation and the approval of FINRA.)

Our Majority Shareholders have approved a pro-rata reverse split of our common stock, by which up to each ten shares would become one share. Fractional shares will be rounded up to the next whole share. The effective date of the reverse split will be approximately twenty to thirty days following the date of the mailing of this Information Statement and upon filing of documentation with FINRA. This is not a "going private" transaction.. This requires an Amendment to the Articles of Incorporation to accomplish the reverse split.

Due to the current number of issued and outstanding shares of common stock (over 372 million, compared to the authorized of 500 million shares), and with the need to seek funding through issuance of common stock, the Company is poorly positioned under its current capital structure.  The Company is authorized to issue 500,000,000 shares of its common stock, but if it was to need to raise the capital that it projects its needs in the next year it would not have enough authorized but unissued shares of common stock at current market price.  Therefore a reverse split would not only allow the Company the ability to issue common shares for acquisitions, but would also allow the Company to be able to issue shares of common stock as needed for services and financings.

There is a private offering  proposed for up to $3,000,000, but there are no pending acquisitions for which shares are committed to be issued.

We believe the recent per share price of the common stock has a negative effect on the marketability of the existing shares, the amount and percentage of transaction costs paid by individual stockholders, and it impairs the potential ability of the Company to raise capital by issuing new shares due to the low price.

We believe that reverse split will be advantageous to us and to all shareholders, because it may provide the opportunity for higher share prices based upon fewer shares. It is also a factor that most brokerage houses do not permit or favor lower-priced stocks to be used as collateral for margin accounts. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices involve time-consuming procedures that make the handling of lower priced stocks economically unattractive. The brokerage commissions on the purchase or sale of lower priced stocks may also represent a higher percentage of the price than the brokerage commission on higher priced stocks.

As a general rule, potential investors who might consider making investments in our Company will refuse to do so when the Company has a large number of shares issued and outstanding with no equity. In other words, the "dilution" which new investors would suffer would discourage them from investing, as general rule of experience. A reduction in the total outstanding shares may, without any assurance, make our capitalization structure more attractive.

While our acceptability for ultimate listing on one of the NASDAQ markets or an exchange is presently remote, we believe that it is in the interests of our Company to adjust our capital structure in the direction of conformity with the NASDAQ structural requirements. At the current date, even with the proposed changes we would not meet NASDAQ criteria. NASDAQ requirements change constantly. There is no assurance that the proposed changes with meet NASDAQ requirements or any other exchange when, and if, we are otherwise qualified. There is no assurance that we will qualify for NASDAQ.

 Shareholders should note that, after the reverse split, the number of our authorized shares will remain unchanged, while the number of issued and outstanding shares of our Company will be reduced by the factor of the reverse, i.e. one for ten shares. It is important to realize that the issuance of additional shares is in the discretion of the Board of Directors, in their best business judgment, and our shareholders will have no right to vote on future issuances of shares except in the event of a merger under Colorado law. This means that, effectively, our shareholders will have no ability or capacity to prevent dilution by the issuance of substantial amounts of additional shares for consideration that could be considerably less than what our existing shareholders paid for their shares. In many events, control of our Company could effectively be changed by issuances of shares without shareholder approval.

As a general rule, potential investors who might consider making investments in our Company will refuse to do so when the Company has a large number of shares issued and outstanding with no equity. In other words, the "dilution" which new investors would suffer would discourage them from investing, as general rule of experience. A reduction in the total outstanding shares may, without any assurance, make our capitalization structure more attractive.

Once the reverse split has occurred, Management believes the Company will then be better structured to seek equity financing because no significant equity investment can be made under the current capital structure.  The current price of less than $0.07 per share, impairs the potential ability of the Company to raise capital by issuing new shares and the company is quoted in the "Pink Sheets", due to its low price.  The Company has not identified any sources of equity financing at this time.  There is no assurance that the Company will have any success in seeking equity financing in the future if we choose to.

Future Dilutive Transactions

It is emphasized that management of the Company may effect transactions having a potentially adverse impact upon the Company's stockholders pursuant to the authority and discretion of the Company's management to complete share issuances without submitting any proposal to the stockholders for their consideration. Holders of the Company's securities should not anticipate that the Company necessarily will furnish such holders with any documentation concerning the proposed issuance prior to any share issuances. All determinations involving share issuances are in the discretion and business judgment of the Board of Directors in their exercise of fiduciary responsibility, but require a determination by the Board that the shares are being issued for fair and adequate consideration.  The Company has not entered into any such transactions as of the filing of this Information Statement.

The issuance of additional shares in future transactions will allow, the following types of actions or events to occur without the current stockholders being able to effectively prevent such actions or events:

1. Dilution may occur due to the issuance of additional shares. The percentage ownership of the Company by the existing shareholders may be diluted from 100% now, after the reverse split to as little as 5%.

2. Control of the Company by stockholders may change due to new issuances.

3. The election of the Board of Directors will be dominated by new large stockholders, effectively blocking current stockholders from electing directors.

4. Business plans and operations may change.

5. Mergers, acquisitions, or divestitures may occur which are approved by the holders of the newly issued shares.

In the future event that the Board continues to issue shares for capital, services, or acquisitions, the present management and stockholders of the Company may not retain control of a majority of the voting shares of the Company. It is likely that the Company may acquire other compatible business opportunities through the issuance of common stock of the Company. Although the terms of any such transaction cannot be predicted, this could result in substantial additional dilution in the equity of those who were stockholders of the Company prior to such issuance. There is no assurance that any future issuance of shares will be approved at a price or value equal to or greater than the price which a prior stockholder has paid, or at a price greater than the then current market price. Typically, unregistered shares are issued at less than market price due to their illiquidity and restricted nature as a result of, among other things, the extended holding period and sales limitations which such shares are subject to.

There is no assurance that any effect of the price of our stock will result, or that the market price for our common stock, immediately or shortly after the proposed changes, if approved, will rise, or that any rise which may occur will be sustained. Market conditions obey their own changes in investor attitudes and external conditions. We are proposing the steps we deem the best calculation to meet the market attractively.  However, we cannot control the market's reaction.

Dissenting shareholders have no appraisal rights under Colorado law or pursuant to our constituent documents of incorporation or bylaws, in connection with the proposed reverse split.

The table below shows the effect of the 10 for 1 reverse split.

TABLE SHOWING EFFECT OF REVERSE SPLIT TEN FOR ONE

Shares Held Pre-Reverse	Shares Held Post- Reverse

100,000,000	10,000,000
10,000,000	1,000,000
1,000,000	100,000
100,000	10,000
7,500	750
750	75
10	1
>10*	0

*Shareholders who hold less than 10 shares pre-split would have fractional shares after the reverse-split, and such shares will rounded to the whole share.  Fractional shares will be redeemed based upon the computed fraction of the closing market price on the day after effective date of the reverse split.

The reverse stock split may also leave certain stockholders with one or more "odd lots" of new common stock, i.e., stock in amounts of less than 100 shares. These odd lots may be more difficult to sell or require greater transaction cost per share to sell than shares in even multiples of 100. There are frequently situations where transaction costs for odd lots in penny stocks exceed the net proceeds realized from a sale of the odd lot, effectively rendering the odd lot valueless to the holder.

**********************

PROPOSAL #2

AUTHORIZATION TO CHANGE THE COMPANY'S NAME TO MEDICAL INNOVATION HOLDINGS, INC. BY AMENDMENT TO ARTICLES OF INCORPORATION (THIS ACTION REQUIRES AN AMENDMENT TO THE ARTICLES OF INCORPORATION AND REQUIRES THE APPROVAL OF THE FINANCIAL INDUSTRY REGULATORY AUTHORITY ("FINRA"))

Our majority shareholders have authorized a change in the name of this corporation to Medical Innovation Holdings, Inc.  This requires an amendment to our Articles of Incorporation and requires the approval of the Financial Industry Regulatory Authority.  Our stock symbol will remain MIHI.

We believe that the name change in our Articles of Incorporation is in the best interest of our corporation.

MANAGEMENT INFORMATION

Biographical Information on Officers and Directors and Significant Employees

Name	Age	Position
Arturo "Jake" Sanchez	60	CEO, Director
Raimundo Dias	45	President, Corporate Secretary and Director
Lawrence Litowitz	66	Interim CFO, Director
John Stol	51	Director

Key Advisors:
Ralph I. Abravaya	63	Advisory Board Member
Bart Siegel	65	Advisory Board Member
Leonard Makowka, M.D., Ph.D., FRCS(C), FACS	62	Strategic Medical Manager
Dr. Christopher JWB Leggett	55	Chief Medical Officer

Additional staff and consultants will be added as the Company grows.

Biographical Information

Arturo "Jake" Sanchez, age 60, CEO and Director

Arturo "Jake" Sanchez was appointed CEO May 13, 2016.  Mr. Sanchez became a Director on June 13, 2016.  He is also appointed a Director to be effective ten days after the mailing of the Section 14(f) Notice to Shareholders. Jake is a seasoned executive with extensive skills in operations, technology, P&L oversight, direct and non-direct channel sales and marketing working with both startups and growth organizations.  He is a results oriented leader with proven accomplishments in strategic positioning using process driven approach to manage and scale organizations. He comes with a track record of increasing revenue, driving down costs, growing the bottom line while driving up productivity.  He has worked extensively in disruptive market opportunities where technology, regulations, and laws create havoc and change in existing markets allowing new players to enter the marketplace.

Mr. Sanchez was founder and Chairman/ CEO of Planning Technologies, Inc. where he developed leadership tactics focused on growth and revenue. PTI was recognized as one of the nation's premier leading providers of consulting and engineering services. The company grew under Mr. Sanchez's leadership to include more than 200 employees serving a worldwide client base of Fortune 100 companies and U.S. government agencies.  While working with the Veterans Administration Mr. Sanchez and his company designed, developed, integrated, and installed one of the first tele medicine applications for remote heart monitoring and diagnostics.

While at Sunrise Computer Systems in Atlanta, GA., he designed corporate data networks for large hospital systems most notably Piedmont Hospital in Atlanta.  He also worked with Wellstar, Georgia Baptist, Emory, and Northside Hospital

Mr. Sanchez has been recognized as one of the nation's top entrepreneurs. Planning Technologies, Inc. won distinction as the Atlanta Hispanic Chamber of Commerce Hispanic Business of the Year, The Small Business Administration (SBA) Minority/Supplier of the year, the fastest growing Hispanic firm of the year, and The Department of Agriculture Minority Firm of the year. Mr. Sanchez has been recognized as a finalist for the Ernst & Young Entrepreneur of the Year Award and as a member of various High Tech 50 awards for Hispanic Magazine and various other technology publications.

He has served on the boards of the Red Cross, Georgia State Mack Robinson College of Business, Kennesaw State University Foundation executive committee, Charter Bank, One Georgia Bank (advisor) and was governor-appointed to serve on the Georgia Port Authority Board where he became chair of trade development.   Mr. Sanchez was also recognized as a Kennesaw State University Fellow and was awarded the prestigious Erwin Zaban Entrepreneurial award by the Foundation.

Mr. Sanchez received his undergraduate degree in Finance and was a four-year letterman in wrestling at Marshall University.

Raimundo Dias, age 45, President, Corporate Secretary and Director

Mr. Dias was appointed President, Corporate Secretary and Director on May 13, 2016.  Raimundo "Ray" Dias, has over 20 years' experience in financial markets. He is the Founder and Sole Director, Fusion Capital Investments Corp. Before starting his own Merchant Banking firm he held leadership positions as the Senior Vice President at numerous boutique Investment Banking Firms, one of them being the oldest member of the New York Exchange (NYSE) Ladenburg Thalmann, its clearing firm which at the time was UBS. His experience is diversified in sectors including Health Care, Retail, Technology, Bio-Tech and Pharmaceuticals. Also, he participated in raising large sums of capital for various Investment Banking deals. Previously, Ray successfully owned and managed several retail establishments with his family owned businesses.

Mr. Dias received a Bachelor's Degree in Business Marketing in 1995 and in 1993 an Associate's Degree in Business Management from St John's University where he was also elected to a board called Organization of Latin American Students ("OLAS").

Lawrence Litowitz, age 64, Interim CFO and Director

Mr. Litowitz was appointed Interim CFO on May 13, 2016.  He was appointed a Director on June 13, 2016. Mr. Litowitz's experience includes over 35 years focusing on entrepreneurial and middle-market companies in a broad range of businesses. He has worked in venture capital, venture capital backed companies and companies with a nation- wide footprint. Additionally, he has participated or led 11 IPO transactions.  Additionally, he has been the CFO of 3 public companies ranging in size from $25mm to $350mm implementing Sarbox programs and interacting with institutional investors on road shows and investor calls. Mr. Litowitz has also been the CFO of a major Private Equity firm participating in many different financing rounds of all types.

He was the Chief Financial Officer for Galen Partners, a leading venture capital firm with over $400 million under management, specializing in healthcare businesses, including high tech enterprises. These included voice recognition technology, specialized data information and high tech infusion system companies. Total revenue of the portfolio companies was over $800 million. While at Galen, he was a member of numerous boards of portfolio companies of which three were taken public. He was the first employee and he structured the firm's due diligence as well as its reporting and accounting policies. Mr. Litowitz's responsibilities included acting as mentor and leader to portfolio Chief Financial Officers and was a liaison to many of Galen's investors.

John Stol, age 51, Board of Director Member

Mr. Stol was appointed Director of Medina International Holdings Company, Inc. on May 13, 2016.  His experience includes establishing startup businesses; running family owned operations; leading mergers and acquisition initiatives; transforming underperforming business models into successful corporations; and managing highly profitable divestures in complex or high risk situations. Mr. Stol is President and a Board Member of Royal Mining Investments, LLC (2009-present), Vice-President and a Board Member of Geologix America Consulting, S.A. (2009-present), and International Sales Director of Johnson, Morgan and White (2009-present) which are all Latin American companies.  Mr. Stol is also a Board Member of Andino International B.V.I and High Management Consulting (Colombia and Equador).  Mr. Stol earned an Industrial/Mechanical Engineer BA from the Universidad de los Andes of Bogota, Colombia in 1987.  In 1988, Mr. Stol received a BA in Psychology and in 1996 and MBA from the Universidad de la Sabana in Bogota, Colombia.  In 2001, he completed the Investors Program LATAM at the University of Miami.

ADVISORY BOARD

Ralph I. Abravaya, age 63, Board of Advisors

Mr. Abravaya was appointed Board of Advisors Member of Medina International Holdings, Inc. on May 13, 2016.  Mr. Abravaya was President of International InterConnect, Inc., (1993-2003) a Communications Company providing National and International Long Distance. He has over 30 years experience as an investor in Real Estate and 7 years experience building and renovating homes in Central Florida. He also has 22 years experience as a USAF Officer, in aviation management positions of ever-increasing scope and responsibility in diversified operations, Flying, logistics, Administration, Supervisory and Command positions.  Mr. Abravaya earned a Master of Arts - Management and Business Administration from Oklahoma University in 1983 and a Bachelor of Science-Aerospace Management from Embry Riddle Aeronautical University in 1971.  His Pilot Ratings include Private; Commercial; Instrument; Multi-Engine; Ground Instructor; and Flight Instructor.

Bart Siegel, 65, Board of Advisors

Mr. Siegel has experience in growth, management and venturing in the areas of security, government contracting, unmanned vehicles night vision systems, payment and identification programs, manufacturing, technologies, product development and technical service industries. His technical and strategic business management experience has resulted in skills in strategic development and implementation, new business development, acquisitions and mergers, alliance development and business turnaround. He has experience in visioning, championing, developing and positioning businesses to maximize value for investors and corporate management through commercialization or venturing within corporate structure.

Dr. Christopher JWB Leggett, age 55, CMD

Dr. Christopher JWB Leggett is a clinical academic interventional cardiologist. He received his board certifications in internal medicine, cardiology and interventional cardiology through the American Board of Internal Medicine. He presents to us with a lifetime of stellar achievement. A Native of Cleveland, Ohio he was born the tenth of eleven children to Willie and Ethel Leggett. At thirteen years of age, he was awarded a three year academic scholarship by the "A Better Chance" organization to attend Phillips Academy in Andover, Massachusetts. After graduation, he received a four year academic scholarship to attend Princeton University. He graduated with a Bachelor of Arts degree in Sociology in 1982. He was a campus leader and member of the Princeton University basketball team.

His education continued at Case Western Reserve School of Medicine where he received his Doctorate of Medicine in 1986. He completed his internal medicine internship and residency at the world renowned Johns Hopkins Hospital in Baltimore, Maryland. He then completed his cardiology fellowship at Emory University School of Medicine. Immediately following his fellowship he remained on faculty at Emory as an attending in the Cardiac Catheterization Laboratory at the Veterans Administration Hospital of Atlanta. Dr. Leggett was then offered a prestigious interventional cardiology fellowship at the University of Alabama at Birmingham under the tutelage of world leader and pioneer of cardiac stent technology, Dr. Gary Roubin. He was subsequently expertly trained in all aspects of coronary and peripheral endovascular interventions and technology.

Leonard Makowka, M.D., PH.D., FRCS(C), FACS, age 62, Strategic Medical Manager

Doctor Makowka was appointed Strategic Medical Manager of Medina International Holdings, Inc. on May 13, 2016. Dr. Makowka earned and received an M.D. in 1977 from the University of Toronto, a Master of Science from the Department of Pathology at the University of Toronto in 1979 and a Doctor of Philosophy in 1982 from the Department of Pathology at the University of Toronto.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning compensation paid by the Company to the President, Chief Financial Officer, and the Company's most highly compensated executive officers for the fiscal years ended April 30, 2016, 2015, and 2014 the "Named Executive Officers"):

SUMMARY EXECUTIVES COMPENSATION TABLE
Name & Position	Year	Salary	Bonus	Stock awards	Option awards	None Equity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)

Daniel Medina,	2016	$0	$ -	$ -	$ -	$ -	$ -	$ -	$0
Director &	2015	$120,000	$ -	$ -	$ -	$ -	$ -	$ -	$120,000
President (1)	2014	$120,000	$ -	$ -	$ -	$ -	$ -	$ -	$120,000

Madhava Rao Mankal,	2016	$0	$ -	$ -	$ -	$ -	$ -	$ -	$0
Director &	2015	$120,000	$ -	$ -	$ -	$ -	$ -	$ -	$120,000
CFO (1)	2014	$120,000	$ -	$ -	$ -	$ -	$ -	$ -	$120,000

(1) Resigned as an Officer and Director effective May 13, 2016.

Outstanding Equity Awards At Fiscal Year End

The following table sets forth certain information concerning outstanding equity awards held by the President and the Company's two most highly  compensated executive  officers  for the fiscal  year ended  April 30, 2016 (the "Named Executive Officers"):

Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR values
			Number of Securities Underlying Unexercised Options/SARS at FY-End	Value of Unexercised In-the-Money Options/SAR at FY-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable / Unexercisable	Exercisable / Unexercisable
Daniel Medina, Director & President (1)	$-	$-	$-	$-
Madhava Rao Mankal, Director & CFO (1)	$-	$-	$-	$-

(1) Resigned as an Officer and Director effective May 13, 2016.

The foregoing compensation table does not include certain fringe benefits made available on a nondiscriminatory basis to all Company employees such as group health insurance, dental insurance, long-term disability insurance, vacation and sick leave.  In addition, the Company makes available certain non-monetary benefits to its executive officers with a view to acquiring and retaining qualified personnel and facilitating job performance.  The Company considers such benefits to be ordinary and incidental business costs and expenses.  The aggregate value of such benefits in the case of each executive officer listed in the above table, which cannot be precisely ascertained but which is less than 10% of the cash compensation paid to each such executive officer, is not included in such table.

Aggregated Option/SAR Exercises in Last Fiscal Year

No options were exercised during the fiscal years ended April 30, 2016 and 2015.

Director Compensation

The following table sets forth certain information concerning compensation paid to our directors for services as directors, but not including compensation for services as officers reported in the "Summary Executives Compensation Table" during the year ended April 30, 2016:

Name	Fees earned or paid in cash ($)	Stock awards ($) (1)	Options awards plan compensation ($)	Non qualified, non-equity incentive earnings ($)	Deferred compensation($)	All other ($)	Total

Daniel Medina, Director & President (2)	$ -	$ -	$ -	$ -	$ -	$ -	$ -

Madhava Rao Mankal, Director & CFO (2)	$ -	$ -	$ -	$ -	$ -	$ -	$ -

Michael J. Gallo, Director (3)	$ -	$ 1,750	$ -	$ -	$ -	$ -	$1,750

John Erich Lewis, Director (3)	$ -	$ 1,750	$ -	$ -	$ -	$ -	$1,750

Total	$ -	$ 3,500	$ -	$ -	$ -	$ -	$3,500

(1) The Company committed to issue 100,000 shares to Mr. Mike Gallo and 100,000 to John Erich Lewis toward services as Directors of the Company for the year ended April 30, 2016, valued at $3,500. These shares were valued based on the closing market price at the time of accrual.

(2) Resigned as a Director effective May 13, 2016.

(3) Resigned as a Director effective June 13, 2016.

Employment Agreements

The Company does not have any employment agreements in place with its officers at this time.

Compensation Pursuant to Plans

Stock Option Plan

We have adopted the 2006 Medina International Holdings, Inc. Stock Option and Compensation Award Plan (the "Plan"), which was approved by the board of directors on August 28, 2006 to obtain and retain the services of the types of employees, consultants and directors who will contribute to the Company's long range success and to provide incentives which are linked directly to increases in share value which will incur to the benefit of all stockholders of the Company.

Under the Plan, 2,000,000 shares of common stock shall be reserved and available for issuance. Stock reserved under the plan may consist, in whole or in part, of authorized and unissued shares of treasury shares. The plan shall be administered by either (i) the Board, or (ii) a committee appointed by the Board.

No options were issued or exercised during the fiscal years ended April 30, 2016 and 2015.

Long Term Incentive Plans - Awards in Last Fiscal Year

None.

Compensation Committee Interlocks and Insider Participation

Our Board of Directors consists of four (4) individuals, two of whom are officers of the Company. Directors are elected to the Board of Directors for a one (1) year term or until the next shareholders meeting. There are no family relationships among any of our directors, officers or key employees.

The Company's Board of Directors is currently working on establishing the following committees for the following purposes:

1) Audit Committee - Oversees the work of the Company's accounting and internal audit processes. The committee is directly responsible for the appointment, compensation, retention, and oversight of the Company's independent auditors.

2) Compensation Committee - The Compensation Committee stays informed as to market levels of compensation and, based on evaluations, recommends compensation levels and systems to the Board. The Compensation Committee recommends to the Board the compensation of the Chief Executive Officer and determines the compensation of the other executive officers.

3) Nominating and Corporate Governance Committee - The Governance and Nominating Committee is responsible for recommending to the Board individuals to be nominated as directors. The committee evaluates new candidates and current directors.

Security Ownership of Certain Beneficial Owners and Management

Beneficial Ownership

The information below is based on the number of shares of MIHI common stock that we believe was beneficially owned by each person or entity as of closing of the transaction based on 372,090,117 shares issued and outstanding on June __, 2016.

Name and Address of Beneficial Owner (1)	Nature of Beneficial Ownership	Amount and Nature of Beneficial Owner	Percent of Class (2)
OB Holdings, LLC	Common Stock	154,000,000	43.84%
Elk Health Holdings, LLC	Common Stock	144,000,000	41.02%
IMS Group, LLC	Common Stock	17,000,000	4.84%
Arturo "Jake" Sanchez, CEO	Common Stock	20,000,000	5.7%
Reliable Energy Management Information, LLC (3)	Common Stock	1,000,000	0.28%
Dr. Christopher Leggett, CMD	Common Stock	4,000,000	1.14%
John Stol, Director	Common Stock	3,000,000	0.85%
Lawrence Litowitz, Interim CFO	Common Stock	1,000,000	0.28%
OROSA Holdings, Inc. (4)	Common Stock	7,000,000	2%
OB Holdings, LLC	Series "A" Convertible Preferred Stock	18	60%
Elk Health Holdings, LLC	Series "A" Convertible Preferred Stock	12	40%
All Officers and Directors as a group (4 people)	Common Stock	41,000,000	11.67%

(1) The address of each person listed above, unless otherwise indicated, is c/o Medina International Holdings, Inc., 5805 State Bridge Road, Suite G-328, Duluth, Georgia 30097.
(2) Includes the unvested shares as if fully earned
(3) Dr. Leonard Makowka, Strategic Medical Manager, is a 33% Interest Holder Member in the LLC.
(4) Derrick Orosa transferred the shares to the Corporation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by regulation to furnish to the Company copies of all Section 16(s) forms they file.

The following persons failed to file forms on a timely basis during the past two fiscal years as required under Section 16(a) as follows:

Mike Gallo, Former Director

John Erich Lewis, Former Director

SHAREHOLDER PROPOSALS

Any shareholder proposal that properly may be included in proxy solicitation materials for a meeting of shareholders must be received by the Company a reasonable time prior to the date voting instructions or proxy materials are mailed to shareholders.  Any such proposal must comply with Rule 14c-8 of Regulation 14C of the proxy rules of the Securities and Exchange Commission.  Shareholder proposals should be addressed to the Secretary of the Company.

BOARD RECOMMENDATION OF PROPOSALS

The Board of Directors of the Company voted unanimously to implement the Proposed Amendments. The Board of Directors believes that the Amendments will serve the Company's current business. The Company is not expected to experience any tax consequence as a result of the Amendments.

OTHER MATTERS

The Board of Directors of the Company is not aware that any matter other than those described in this Information Statement has been presented for the consent of the shareholders.

UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO ARTURO "JAKE" SANCHEZ, CHIEF EXECUTIVE OFFICER OF THE COMPANY, AT MEDINA INTERNATIONAL HOLDINGS, INC., 5805 STATE BRIDGE ROAD, SUITE G-328, DULUTH, GEORGIA 30097 AND ITS TELEPHONE NUMBER IS (866) 883-3793. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE.

MEDINA INTERNATIONAL HOLDINGS, INC.

By: _/s/ Arturo "Jake" Sanchez____________________

Arturo "Jake" Sanchez

Chief Executive Officer

EXHIBIT "A"

Medina International Holdings, Inc.

Amendment to the Articles of Incorporation

Form must be filed electronically.
Paper forms are not accepted.
This copy is a sample and cannot be submitted for filing.

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 19981116032

1. Entity name: MEDINA INTERNATIONAL HOLDINGS, INC.
   (If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name: (if applicable) MEDICAL INNOVATION HOLDINGS, INC.

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box)*:
   - ☐ "bank" or "trust" or any derivative thereof
   - ☐ "credit union" ☐ "savings and loan"
   - ☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ____________ *(mm/dd/yyyy)*

   OR

   If the corporation's period of duration as amended is perpetual, mark this box: ☐

7. *(Optional)* Delayed effective date: ____________ *(mm/dd/yyyy)*

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

SAMPLE - DO NOT SUBMIT

AMD_PC Page 1 of 2 Rev. 5/01/2010

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

SANCHEZ	ARTURO	"JAKE"	
(Last)	*(First)*	*(Middle)*	*(Suffix)*

5805 STATE BRIDGE ROAD, SUITE G-328
(Street name and number or Post Office information)

DULUTH	GA	30097
(City)	*(State)*	*(Postal/Zip Code)*

(Province – if applicable)	*(Country – if not US)*

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

SAMPLE - DO NOT SUBMIT

AMD_PC Page 2 of 2 Rev. 5/01/2010

ARTICLE TWO: The following articles are amended as set forth here: (identify by article number and attach additional pages if necessary): Article Four: This Article is hereby amended to reflect as follows: Each share of issued and outstanding common stock as of _______ __, 2016, is reverse split on a one to ten basis such that each old share represents 1/10 of a new share. A surrender of the old share certificate is required to be made by each shareholder in order to receive a new certificate reflecting the reverse split except for those certificates held in "Street Name." The new split adjusted share certificates will be transmitted to the shareholders of record upon surrender of old certificates. Fractional shares will be rounded up to the nearest whole share.